Exhibit 10.1

EXECUTION VERSION

TERMINATION AGREEMENT

This Termination Agreement (this “Agreement”), dated as of July 30, 2025, is made by and among (i) Honeywell International Inc., a corporation organized under the Laws of the State of Delaware (“Honeywell”), (ii) Resideo Technologies, Inc., a corporation organized under the Laws of the State of Delaware (“Resideo Parent”), (iii) Resideo Intermediate Holding Inc., a corporation organized under the Laws of the State of Delaware (“RIH”) and an indirect wholly owned subsidiary of Resideo Parent, and (iv) the guarantors party hereto and identified on the signature pages hereto (each, a “Guarantor,” and each of Honeywell, Resideo Parent, RIH, and each Guarantor, a “Party,” and together, the “Parties”).

WHEREAS, Honeywell and RIH are parties to that certain Indemnification and Reimbursement Agreement, dated October 14, 2018, by and between New HAPI Inc., a corporation organized under the Laws of the State of Delaware (as subsequently assigned to RIH) and Honeywell, pursuant to which New HAPI Inc. agreed to indemnify and hold harmless or reimburse Honeywell in respect of certain Honeywell environmental remediation liabilities to the extent provided for in such agreement, as amended by the (i) First Amendment to Indemnification and Reimbursement Agreement, dated as of April 21, 2020, between Honeywell and RIH, (ii) Second Amendment to Indemnification and Reimbursement Agreement, dated as of July 28, 2020, between Honeywell and RIH, (iii) Third Amendment to Indemnification and Reimbursement Agreement, dated as of November 16, 2020, between Honeywell and RIH, (iv) Fourth Amendment to Indemnification and Reimbursement Agreement, dated as of February 12, 2021, between Honeywell and RIH, and (v) Amended and Restated Fifth Amendment to Indemnification and Reimbursement Agreement, dated as of June 14, 2024, between Honeywell and RIH (the “Indemnification and Reimbursement Agreement”);

WHEREAS, pursuant to the provisions of the Indemnification and Reimbursement Agreement, including Article II thereof, RIH is required to make certain periodic indemnification and reimbursement payments to Honeywell until the termination of the Indemnification and Reimbursement Agreement (the “Indemnification Payments Obligation”), and the Guarantors have agreed to guarantee the due and punctual payment and performance of the Indemnification Obligations (as defined in the Guarantee (as defined below)), which includes the Indemnification Payments Obligation;

WHEREAS, Honeywell and RIH desire to terminate the Indemnification and Reimbursement Agreement and the Guarantees, including the Indemnification Payments Obligation, in consideration of a one-time cash payment of $1,590,000,000.00 (One Billion Five Hundred Ninety Million Dollars), in lieu of all future payments to which Honeywell is entitled pursuant to the Indemnification and Reimbursement Agreement, to be made by or on behalf of RIH to Honeywell on and subject to the terms set forth herein (the “Termination Payment”); and

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows.

1. Payment of the Termination Price. On the Closing Date, as consideration for (and contingent upon the occurrence of) the IRA Termination, RIH shall pay, or cause to be paid, to Honeywell the Termination Payment by wire transfer of immediately available U.S. dollars to such account or accounts as Honeywell shall specify to Resideo Parent and RIH (the consummation of such transactions, the “Closing”). For purposes of this Agreement, (a) the “Closing Date” shall mean the date of the funding of (or no later than the first (1st) Business Day following the funding of) the Debt Financing or any other Alternative Financing (as defined below) obtained by Resideo Parent or its Subsidiaries to fund (together or in lieu of the Debt Financing) the Termination Payment; and (b) the “Outside Date” shall mean August

29, 2025; provided that, after August 29, 2025, if the Closing has not occurred and the Agreement has not otherwise been terminated, the “Outside Date” shall mean October 30, 2025. Resideo Parent shall provide notice to Honeywell of the funding of (or anticipated funding of) the Debt Financing (or such Alternative Financing referred to in the preceding sentence) at least one (1) Business Day prior to the date on which the Closing is to occur.

2. Termination. Each Party hereby confirms and agrees that, effective as of and contingent upon the receipt of the Termination Payment by Honeywell prior to the termination of this Agreement and subject to Section 8(p), (a) (i) the Indemnification and Reimbursement Agreement shall be automatically terminated, subject to the terms set forth in the immediately following clause (ii), and (ii) no Party or any Affiliate thereof shall have any liability or further obligation to any other Party or any of such Party’s Affiliates (or any other Person) under the Indemnification and Reimbursement Agreement (including, for the avoidance of doubt, pursuant to Section 3.3 thereof), except to the extent provided in Section 2.15 (Confidentiality; Privilege), Section 2.16 (Certain Tax Treatment) and Article IV (Miscellaneous) (other than Section 4.7, which shall terminate upon the receipt of the Termination Payment by Honeywell in accordance with the terms set forth herein) of the Indemnification and Reimbursement Agreement (the “IRA Termination” and Sections 2.15, 2.16 and Article IV of the Indemnification and Reimbursement Agreement (other than Section 4.7 thereof) are referred to herein as the “Surviving Sections”), it being understood that the Surviving Sections shall survive the termination of the Indemnification and Reimbursement Agreement and remain in full force and effect, and (b) each Guarantee previously entered into by any Subsidiary of Resideo Parent in respect of the obligations under the Indemnification and Reimbursement Agreement shall automatically terminate in all respects without any further force or effect and without any further liability or obligation by any Guarantor (including, for the avoidance of doubt, any Guarantor added to the Guarantee by supplement after October 25, 2018 or that entered into a Guarantee after such date) (collectively, the “Guarantees”). It is expressly understood by the Parties that the Indemnification and Reimbursement Agreement and the Guarantees shall remain in full force and effect (a) until the full receipt of the Termination Payment by Honeywell or (b) in the case this Agreement is terminated in accordance with its terms.

3. Indemnification and Reimbursement Agreement Payments.

(a) Quarterly Payment. The Parties acknowledge that prior to the date hereof, RIH has paid the Quarterly Payment of $35,000,000 required to be paid pursuant to Section 2.3(c) of the Indemnification and Reimbursement Agreement in connection with the Fiscal Quarter ending September 30, 2025 (the “Q3 Payment”).

(b) Tolling of Payments. The Parties hereby agree that from and after the date hereof and until the earlier to occur of (a) the Closing, and (b) the termination of this Agreement in accordance with its terms, any and all amounts that become payable by RIH or any Guarantor under the Indemnification and Reimbursement Agreement (excluding, for the avoidance of doubt, the Q3 Payment to the extent paid to Honeywell as contemplated by Section 3(a) hereof), including pursuant to Section 2.3 thereof, or any Guarantee, shall be suspended and tolled (collectively, the “Tolled Amounts”); provided, however, that (a) if the Closing occurs, no Tolled Amounts shall be paid or payable by RIH or any Guarantor to Honeywell (and the payment of the Termination Payment shall be deemed to satisfy any and all obligations of RIH and its Affiliates under the Indemnification and Reimbursement Agreement and Guarantees, including in respect of any Tolled Amounts), and (b) if this Agreement is terminated in accordance with its terms, then RIH shall pay to Honeywell all such Tolled Amounts, with the addition of interest thereon, at an annual rate equal to five percent (5%) per annum, calculated on the basis of a three hundred sixty five (365) day year and the actual number of days elapsed from (and including) the date such payment was due under the Indemnification and Reimbursement Agreement to (and including) the date of such payment, within two (2) Business Days of such termination.

4. Representations and Warranties.

(a) The representations and warranties contained in Sections 4.2(a), (b) and (c) of the Indemnification and Reimbursement Agreement are hereby restated by each Party and incorporated herein by reference (and shall survive the termination of the Indemnification and Reimbursement Agreement hereunder on the terms set forth herein).

(b) Resideo Parent, RIH and each Guarantor jointly and severally represent and warrant that as of the date hereof, immediately before entry into this Agreement and immediately after entry into this Agreement, no default or event of default has occurred and is continuing under (i) the Indemnification and Reimbursement Agreement, or (ii) any of the Amendment and Restatement Agreement, dated as of February 12, 2021, to the Credit Agreement dated as of October 25, 2018, among Resideo Parent, Resideo Holding Inc., Resideo Intermediate Holding Inc., Resideo Funding Inc., the financial institutions party thereto as lenders and issuing banks and JPMorgan Chase Bank, N.A., as administrative agent (as amended, restated, supplemented or otherwise modified from time to time, the “Current Credit Agreement”) or any other Loan Document (as defined in the Current Credit Agreement), or any other Indebtedness (as defined in the Current Credit Agreement) of RIH or any of its subsidiaries.

(c) Available Funds; Financing. Resideo Parent and RIH jointly and severally represent that:

On or prior to the date of this Agreement, Resideo Parent and RIH have delivered to Honeywell (i) a true, complete and correct copy of a fully executed debt commitment letter, dated as of the date of this Agreement (together with all exhibits, schedules, annexes, amendments, modifications, term sheets, and joinders thereto, as the same may be amended, restated, amended and restated, supplemented, extended, replaced, or otherwise modified from time to time in a manner not in violation of Section 5(b), the “Debt Commitment Letter”), and (ii) the fully executed fee letters (together with all exhibits, schedules, annexes, amendments, modifications, term sheets, and joinders thereto, as the same may be amended, restated, amended and restated, supplemented, extended, replaced or otherwise modified from time to time in a manner not in violation of Section 5(b), collectively, the “Fee Letter”), relating thereto (except that the fee amounts, the economic terms of the “flex” provisions, pricing (including yield or interest rate) caps, original issue discount amounts, and other economic terms in the Fee Letter may be redacted, provided that such redactions do not cover terms that would reasonably be expected to affect the conditionality, amount, availability, enforceability or termination of the financing contemplated by the Debt Financing Commitment (as defined below), as amended, supplemented, modified, terminated, reduced or waived in compliance with Section 5(b) or replaced in compliance with Section 5(c) (the “Debt Financing”)) (such Debt Commitment Letter and Fee Letter are referred to collectively herein as the “Debt Financing Commitment”), among Resideo Parent, RIH and the Persons that are party to the Debt Financing Commitment (including any amendments thereto) (in their respective capacities as lenders, arrangers, bookrunners, managers, agents or otherwise thereunder) that have committed to provide or arrange the Debt Financing or any Alternative Financing (as defined below) (the “Debt Financing Sources”), pursuant to which the Debt Financing Sources have agreed, subject to the terms and conditions of the Debt Financing Commitment, to provide, on a several and not joint basis, the aggregate principal amount of debt financing described therein. Except for the Fee Letter with respect to the Debt Financing, neither Resideo Parent nor RIH is a party to any side letters or other agreements as of the date hereof that would reasonably be expected to affect the conditionality, amount, availability, enforceability or termination of the Debt Financing other than as expressly set forth in the Debt Commitment Letter delivered to Honeywell on or prior to the date hereof.

The commitments of the lead arrangers under the Debt Financing Commitment as in effect on the date hereof are not conditioned upon the syndication of, or receipt of commitments in respect of, any debt facility and in no event shall the commencement or successful completion of syndication of any debt facility or obtaining of consents for the amendment of any facility, nor the obligation to assist with syndication efforts as may be set forth in such Debt Financing Commitment, constitute a condition to the commitment thereunder or the funding of the Debt Financing as in effect on the date hereof by the Outside Date (the “Firm Commitment”).

The Debt Financing Commitment is, as of the date hereof, in full force and effect and is the legal, valid, binding and enforceable obligation of Resideo Parent and RIH and, to the knowledge of Resideo Parent and RIH, the other parties thereto, as the case may be, in each case except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies. As of the date hereof, the Debt Financing Commitment has not been amended, modified, supplemented, extended or replaced. As of the date hereof, (i) neither Resideo Parent or RIH, nor, to the knowledge of Resideo Parent and RIH, any other counterparty to the Debt Financing Commitment is in breach of any of its covenants or other obligations set forth in, or is in default under, the Debt Financing Commitment to the extent any such breach would reasonably be expected to have an adverse effect on the availability of the Debt Financing (other than as disclosed to Honeywell) and (ii) no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (A) constitute or result in a breach or default on the part of Resideo Parent or RIH (or, to the knowledge of Resideo Parent and RIH , any of the Debt Financing Sources) under the Debt Financing Commitment, (B) constitute or result in a failure to satisfy a condition of the Debt Financing set forth in the Debt Financing Commitment, or (C) otherwise result in any portion of the Debt Financing not being available in full by the Outside Date (except as would be financed by Resideo Parent or RIH with cash). As of the date hereof, neither Resideo Parent nor RIH has received any written notice or other written communication from any party to the Debt Financing Commitment with respect to (i) any actual or potential material breach or default on the part of Resideo Parent, RIH or any other party to the Debt Financing Commitment or (ii) any intention of such party to terminate the Debt Financing Commitment or to not provide all or any portion of the Debt Financing. As of the date hereof, Resideo Parent and RIH (x) have no reason to believe that Resideo Parent and RIH will be unable to satisfy on a timely basis and, in any event, on or before the Outside Date each term and condition to the funding of the Debt Financing to be satisfied by it and (y) have no knowledge, as of the date hereof, of any occurrence, circumstance or condition that would reasonably be expected to cause the proceeds of the Debt Financing to not be available to Resideo Parent and RIH by the Outside Date in an amount sufficient, together with available cash on hand, to pay the Termination Payment. As of the date hereof, there are no conditions precedent related to the funding of the full amount of the Debt Financing other than as expressly set forth in the Debt Financing Commitment.

Assuming funding of the Debt Financing contemplated by the Debt Financing Commitment by the Outside Date, such financings, together with available cash on hand, will provide Resideo Parent and RIH sufficient immediately available U.S. funds by the Outside Date to enable Resideo Parent and RIH to pay the Termination Payment. It is acknowledged and agreed by Resideo Parent and RIH that, subject to the terms of this Agreement, (A) the obligations of Resideo Parent and RIH under this Agreement are not subject to any conditions regarding RIH’s, Resideo Parent’s or any other Person’s ability to obtain financing (including the Debt Financing) for the payment of the Termination Payment, and (B) in no event shall the receipt or availability of any funds or financing (including the Debt Financing) by or to Resideo Parent or RIH or any of their Affiliates or any other financing transaction be a condition to the payment of the Termination Payment.

(d) RIH, Resideo Parent, RIH and each Guarantor jointly and severally represent and warrant as of the date hereof that, subject to receipt of the “Required Revolving Consent” and “Required Consent”, each as defined in the Debt Financing Commitment as in effect as of the date hereof, neither the execution, delivery or performance by Resideo Parent, RIH or each Guarantor of this Agreement, nor the consummation of the transactions contemplated hereby, will result in a violation or breach of, or a default under, any agreement or instrument to which Resideo Parent, RIH or each Guarantor is a party or by which Resideo Parent, RIH or each Guarantor is bound.

5. Financing.

(a) Resideo Parent and RIH shall use reasonable best efforts to take, or cause to be taken, all reasonable actions and do, or cause to be done, as promptly as practicable after the date hereof, all things reasonably necessary to consummate the Debt Financing on or before the Outside Date on the terms and subject only to the conditions described in the Debt Financing Commitment (including any “flex” provisions applicable to the Debt Financing Commitment), including by using reasonable best efforts to (i) comply with, maintain in effect and enforce the Debt Financing Commitment in accordance with the terms and subject to the conditions thereof, including if requested giving effect to any “flex” provisions, in each case until the funding of the Debt Financing at or prior to the Outside Date, and, once entered into, a credit agreement, note indenture, or similar agreement, in each case, evidencing or relating to indebtedness to be incurred in connection with the Debt Financing (a “Financing Agreement”) with respect thereto, (ii) negotiate Financing Agreements with respect to the Debt Financing on the terms and subject to the conditions contained in the Debt Financing Commitment (including any “flex” provisions) or on other terms reasonably acceptable to Resideo Parent and RIH and not in violation of Section 5(b), (iii) use reasonable best efforts to obtain as promptly as practicable the “Required Consent” and the “Required Revolving Consent”, each as defined in the Debt Financing Commitment as of the date hereof, and (iv) satisfy on a timely basis and, in any event, on or before the Outside Date (or obtain the waiver of) all conditions applicable to the Debt Financing in the Debt Financing Commitment and any Financing Agreements with respect thereto, in each case, to the extent within the control of Resideo Parent and RIH. Resideo Parent and RIH shall, at the reasonable request of Honeywell, inform Honeywell on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing (or any financing from alternative sources (an “Alternative Financing”)).

(b) Resideo Parent and RIH shall not agree to or permit any amendment, supplement or other modification or replacement of, or any termination or reduction of, or grant any waiver of, any condition, remedy or other provision under the Debt Financing Commitment, in each case, without the prior written consent of Honeywell if (and only if) such amendment, supplement, modification, replacement or waiver would or would reasonably be expected to (i) reduce the net cash proceeds available from the Debt Financing such that Resideo Parent and RIH would not have, together with cash on hand, sufficient cash proceeds to pay the Termination Payment, (ii) impose new or additional conditions, including any conditionality to the Firm Commitment, or otherwise expand, amend or modify any condition precedent to the receipt of the Debt Financing, in each case, in a manner that would reasonably be expected to (A) delay or prevent the payment of the Termination Payment, or (B) make the timely funding of the Debt Financing or the satisfaction of the conditions to obtaining the Debt Financing materially less likely to occur, or (iii) adversely impact in any material respect the ability of Resideo Parent and RIH to enforce its or their rights against the other parties to the Debt Financing Commitment; it being understood that notwithstanding the foregoing, Resideo Parent and RIH may (1) replace, amend, supplement, or modify or consent to the replacement, amendment, supplement or modification of the Debt Financing Commitment to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Financing Commitment as of the date of this Agreement, and/or (2) make or permit assignments and replacements of an individual lender under the Debt Financing Commitment in connection with the syndication of the Debt Financing. Promptly following any amendment, supplement, modification, replacement or waiver of the Debt Financing Commitment in accordance with this Section 5(b), Resideo Parent and RIH shall deliver a copy thereof to Honeywell and references herein to the “Debt Commitment Letter,” “Fee Letter,” and/or “Debt Financing Commitment” shall be deemed to include such documents as amended, supplemented, modified, replaced, terminated, reduced or waived in compliance with this Section 5(b). For the avoidance of doubt, Resideo Parent and RIH shall not agree to or permit any reduction or termination of the Debt Financing Commitment, other than subsequent to, or simultaneously with, obtaining an Alternative Financing; provided, that, the net cash proceeds available from the Debt Financing as so reduced or terminated, together with cash on hand, will be sufficient cash proceeds to fund the payment of the Termination Payment.

(c) In the event that any portion of the Debt Financing necessary for RIH to fund the Termination Payment becomes unavailable on the terms and conditions contemplated by the Debt Financing Commitment (including the flex provisions), (i) Resideo Parent and RIH shall promptly notify Honeywell and (ii) Resideo Parent and RIH shall use their reasonable best efforts to (A) arrange and obtain, as promptly as practicable following the occurrence of such event, Alternative Financing on terms that do not impose new or additional conditions precedent or otherwise expand, amend or modify the conditions precedent to funding in a manner, when considered with all other conditions taken as a whole, would reasonably be expected to materially and adversely affect the ability or likelihood of Resideo Parent or RIH to pay the Termination Payment and (B) provide Honeywell with a copy of the new Debt Financing Commitment (if applicable) that provides for such Alternative Financing (including all related exhibits, schedules, annexes, supplements and term sheets thereto, and including any related fee letter, which may be redacted to remove references to fee amounts, pricing caps and the economic terms of any flex provisions and other economic terms, provided that such redactions do not cover terms that could reasonably be expected to affect the conditionality, amount, availability, enforceability or termination of the Alternative Financing). Upon obtaining any commitment for any such Alternative Financing, such financing will be deemed to be a part of the “Debt Financing,” any commitment letter for such Alternative Financing will be deemed the “Debt Commitment Letter” and any fee letter for such Alternative Financing will be deemed to be the “Fee Letter,” in each case, for all purposes of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, in no event shall Resideo Parent, RIH or any of their Affiliates be required to pay any fees or any interest rate applicable to the Alternative Financing in excess of those contemplated by the Debt Commitment Letter as in effect on the date hereof (including the flex provisions) or agree to terms (including any flex term) materially less favorable in the aggregate (after giving effect to the flex provisions) to Resideo Parent and RIH than such terms contained in the Debt Commitment Letter as in effect on the date hereof (including the flex provisions).

(d) Resideo Parent and RIH shall give Honeywell prompt written notice (but in any event within two (2) Business Days) (i) upon having knowledge of any material breach or material default (or any event, fact or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to result in material breach or material default) by any party to any Debt Commitment Letter or other definitive agreements related to the Debt Financing (collectively with the Debt Commitment Letter, the “Debt Documents”), (ii) if for any reason either Resideo Parent or RIH in good faith believes that it is likely that it will not be able to obtain all or any portion of the Debt Financing on the terms, in the manner or from the sources contemplated by the Debt Commitment Letter, (iii) of the receipt by Resideo Parent or RIH or any of their respective Affiliates or Representatives of any written notice or other written communication from any Person with respect to any actual or threatened material breach, material default, termination or repudiation by any party to any Debt Commitment Letter or other Debt Document, and (iv) of any expiration or termination of any Debt Commitment Letter; provided, that in no event shall Resideo Parent or RIH be required to share any information with Honeywell that Resideo Parent or RIH reasonably determines is subject to or would otherwise jeopardize any attorney-client or other legal privilege.

(e) It is acknowledged and agreed by Resideo Parent and RIH that (i) the obligations of Resideo Parent and RIH under this Agreement are not subject to any conditions regarding RIH’s, Resideo Parent’s or any other Person’s obtaining financing for the consummation of the transactions contemplated hereby, and (ii) compliance (or noncompliance) with this Section 5 shall not relieve Resideo Parent or RIH of any obligation under this Agreement, including the obligation to pay the Termination Payment when due, whether or not the Debt Financing is available, subject to the other terms set forth in this Agreement.

6. Confidentiality; Publicity.

(a) This Agreement and the related discussions and negotiations between the Parties shall be treated as confidential and may not be used, circulated, quoted or otherwise referred to in any document by any Party except with the prior written consent of the other Parties in each instance; provided, that no such written consent is required for any disclosure of this Agreement or (in the case of the immediately following clauses (ii) and (iii)), the related discussions or negotiations between the Parties (i) to the extent it is made publicly available as contemplated by Section 6(c), (ii) to the extent required by applicable Law (in which case the disclosing Party shall provide the other Parties a reasonable opportunity to review and comment on such required disclosure and consider in good faith any comments provided by such other Parties in advance of any such public disclosure being made) or (iii) on a strictly confidential basis, to the disclosing Party’s Affiliates and the Debt Financing Sources and its and their representatives who need to know of this Agreement or such related discussions and negotiations; provided that Resideo Parent shall be responsible for any breach of this Section 6(a) by the Debt Financing Sources or their representatives.

(b) Subject to the terms of the immediately following clause (c), the Parties shall cooperate in good faith regarding any public announcement, press release or other public disclosure concerning this Agreement, the termination of the Indemnification and Reimbursement Agreement or the payment of the Termination Payment. Subject to the terms of the immediately following clause (c), no Party shall make any such public statement without the prior written consent of the other Parties, except where such announcement or public disclosure is required by applicable Law (in which case the disclosing Party shall provide the other Parties a reasonable opportunity to review and comment on such required announcement or disclosure and consider in good faith any comments provided by such other Parties in advance of any such announcement or public disclosure being made).

(c) Notwithstanding the foregoing, (a) the Parties acknowledge and agree that (i) Resideo Parent intends to issue or make publicly available a press release and investor presentation concerning the transactions contemplated by this Agreement, among other things, substantially in the forms previously provided to Honeywell and (ii) each of Honeywell and Resideo Parent shall file a Current Report on Form 8-K which shall describe the transactions contemplated by this Agreement and may include as an exhibit thereto a copy of this Agreement, and Honeywell shall provide to Resideo Parent, and Resideo Parent shall provide to Honeywell, a reasonable opportunity to review and comment on any such press release, investor presentation or Current Report on Form 8-K and consider in good faith any comments provided by such other Party in advance of any such filing being made, (b) the Parties shall be permitted to make any other public statement that discloses information related to this Agreement or the transactions contemplated hereby that is consistent with the information set forth in or disclosed in the documents or filings referred to in the immediately preceding clause (a), and (c) nothing contained in this Section 6 shall limit the right of any Party to enforce its right under this Agreement, including making any filings required to enforce such rights.

7. Termination.

(a) Prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby may be abandoned:

(1)	at any time, by mutual written agreement of Honeywell and Resideo Parent;

(2)

(A) by Honeywell, if the Closing shall have not occurred on or prior to August 29, 2025, at any time on or following August 30, 2025 upon providing two (2) Business Days’ written notice to Resideo Parent of its intention to so terminate this Agreement; or

(B) by Resideo Parent on or after October 31, 2025, if the Closing shall have not occurred on or prior to October 30, 2025 upon providing two (2) Business Days’ written notice to Honeywell of its intention to so terminate this Agreement; provided that Resideo Parent has paid or caused to be paid to Honeywell the Reinstatement Payment in accordance with Section 7(c);

provided further, in each case, that neither Honeywell nor Resideo Parent shall have the right to terminate this Agreement pursuant to this Section 7(a)(2) if the failure to consummate the transactions contemplated hereby on or prior to the applicable date is the result of a breach by such Party (or any Subsidiary thereof) of any of its obligations under this Agreement (it being agreed that, for all purposes of this Agreement, including Sections 7(b) and 7(c), so long as Resideo Parent and its Subsidiaries shall have otherwise complied with its obligations hereunder, the failure to pay the Termination Payment due to the unavailability of the Debt Financing shall not be deemed a breach by Resideo Parent or any Subsidiary thereof of its obligations under this Agreement); or

(3)

by either Honeywell or Resideo Parent if a court of competent jurisdiction or any other Governmental Authority having competent jurisdiction shall have promulgated or enforced any Law or issued an Order permanently restraining or prohibiting the transactions contemplated by the Agreement, and such Order shall have become final and non-appealable and not been vacated, withdrawn or overturned; provided, that the Party seeking to terminate pursuant to this Section 7(a)(3) has not breached any provision of this Agreement, which breach results in such enforcement or Order.

(b) Procedure and Effect of Termination. Any party desiring to terminate this Agreement pursuant to Section 7(a) shall give written notice of such termination to the other Party or Parties, as the case may be, to this Agreement. In the event of the termination of this Agreement pursuant to Section 7(a) hereof, this Agreement shall become void and there shall be no liability on the part of any Party pursuant to or arising in connection with this Agreement except (i) the terms set forth in Section 3, Section 6, this Section 7(b), Section 7(c) and Sections 8(a)–(d), (f), (j)–(o) and (q) (collectively, the “Continuing Obligations”) shall survive any such termination of this Agreement, and (ii) any liability of any Party for any breach of this Agreement prior to such termination (or, with respect to provisions that survive such termination, following such termination) shall not be impacted by any termination of this Agreement and shall survive such termination. For the avoidance of doubt, if this Agreement shall be terminated for any reason, then (A) the Indemnification and Reimbursement Agreement and the Guarantees shall remain in full force and effect, and (B) RIH shall pay, or cause to paid, the Tolled Amounts, if any, plus interest, pursuant to Section 3 hereof.

(c) Exclusive Remedy. In the event that (i) this Agreement is terminated pursuant to Section 7(a)(2) by Resideo Parent or Honeywell at a time when this Agreement is not otherwise terminable pursuant to Section 7(a)(3), and (ii) the Debt Financing has not been obtained as of the date of such termination, then Resideo Parent shall pay or caused to be paid to Honeywell an amount equal to $100,000,000 (the “Reinstatement Payment”). Resideo Parent shall pay, or cause to be paid, the Reinstatement Payment (1) within five (5) Business Days of a termination by Honeywell pursuant to Section 7(a)(2)(A), or (2) upon or prior to a termination by Resideo Parent pursuant to Section 7(a)(2)(B). Except as provided in Section 7(b)(ii) in the case of a breach prior to termination, in the event that Resideo Parent is obligated to pay to Honeywell the Reinstatement Payment and pays the Reinstatement Payment, Honeywell agrees, on behalf of itself and its Subsidiaries, that the Reinstatement Payment shall be deemed to be liquidated damages and the sole and exclusive remedy of Honeywell and its Subsidiaries against Resideo Parent and its Subsidiaries and its and their respective directors, officers, employees, agents, and any and all former, current or future heirs, executors, administrators, successors or assigns of any of the foregoing, and the Debt Financing Sources and each Affiliate, officer, director, employee, controlling person, advisor, agent, attorney or representatives of any such Person (each, a “Resideo Related Party”, and collectively, the “Resideo Related Parties”), and no Resideo Related Party shall have any other liability or obligation for any or all losses or damages suffered or incurred by Honeywell or any of its Subsidiaries or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and neither Honeywell nor any of its Subsidiaries nor any other Person shall be entitled to bring or maintain any other claim, action or proceeding against Resideo Parent or any other Resideo Related Party arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination other than (in each case) in respect of the Continuing Obligations which shall remain in full force and effect (and, for the avoidance of doubt, nothing shall impact or effect the rights and obligations of the Parties or Affiliates thereof under the Indemnification and Reimbursement Agreement and the Guarantees which shall remain in full force and effect following any such termination of this Agreement). The parties hereto acknowledge and agree that in no event shall Resideo Parent be required to pay the Reinstatement Payment on more than one occasion and Honeywell shall not be entitled to both specific performance of this Agreement and the payment of the Reinstatement Payment. For the avoidance of doubt, if this Agreement is terminated pursuant to Section 7(a)(2) and Resideo Parent does not pay the Reinstatement Payment, and subject to the terms set forth in this Agreement, Honeywell shall retain all of its rights pursuant to this Agreement (including, prior to the termination of this Agreement, pursuant to Section 8(c)) and pursuant to applicable Law.

8. Miscellaneous.

(a) Assignability; Transfer. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any Party without the prior written consent of the other Parties (consent to be provided in such Party’s sole discretion).

(b) Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by each Party (in the case of an amendment, supplement or modification) or by the Party or Parties waiving any rights hereunder.

(c) Specific Performance.

(1)

The parties acknowledge and agree that irreparable damage to Honeywell would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, subject to Section 8(c)(2), Honeywell shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement (including the payment of the Termination Payment, with the addition of interest thereon from the date on which Honeywell notifies Resideo Parent or RIH of a breach of this Agreement at an annual rate equal to ten percent (10%), calculated on the basis of a three hundred sixty five (365) day year and the actual number of days elapsed from (and including) the date of such notification to (and including) the date of such payment) in accordance with the provisions referenced in Section 8(f), without the necessity of proving actual damages or the inadequacy of monetary damages as a remedy (and each other Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which Honeywell is entitled at law or in equity. Each of the Parties acknowledges and agrees that Honeywell’s right of specific performance is an integral part of this Agreement and without such right, Honeywell would have not entered into this Agreement. Each of the Parties further agrees not to assert that a remedy of specific performance is unenforceable, invalid or contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

(2)

Notwithstanding anything to the contrary stated herein, Honeywell shall not be entitled to specific performance to cause Resideo Parent and RIH to consummate the Closing in the circumstance this Agreement is terminable pursuant to Section 7(a)(2) and the Debt Financing has not been obtained, it being understood that this Section 8(c) does not preclude Honeywell from seeking specific performance to enforce any other terms of this Agreement, including Section 7(c) and the payment of the Reinstatement Payment when due.

(d) Default. Without limiting Honeywell’s rights under this Agreement, the Parties agree that if this Agreement is terminated pursuant to Section 7(a)(2) (other than in the circumstance that the Debt Financing has not been obtained or due to Honeywell’s failure to comply with its obligations hereunder or if this Agreement would also then be terminable pursuant to Section 7(a)(3)), then upon such termination an event of default under Section 2.12(a)(i) of the Indemnification and Reimbursement Agreement shall be deemed to have occurred.

(e) Tax Treatment. Consistent with Section 2.16 of the Indemnification and Reimbursement Agreement, the Termination Payment shall be treated for U.S. federal income tax purposes as being made immediately prior to the distribution of Homes by Honeywell, in accordance with the Separation Agreement. None of Resideo Parent, its Affiliates (including RIH), or the Guarantors shall claim any deduction for U.S. federal income tax purposes in respect of the Termination Payment other than any portion of such payments treated as interest under applicable U.S. federal income tax rules. Honeywell shall be the only person entitled to claim deductions for U.S. federal, state or local income tax purposes in respect of any Losses relating to Claims or the Termination Payment. All Parties hereto shall and shall cause their Affiliates to file all Tax returns on a basis consistent with the foregoing, and no Party nor any Affiliate shall take any Tax position inconsistent with this Section 8(e).

(f) Dispute Resolution; Governing Law; Jurisdiction; WAIVER OF JURY TRIAL; Interpretation, Etc. The provisions of Section 4.3 (“Dispute Resolution”), Section 4.4 (“Governing Law; Jurisdiction”), Section 4.5 (“Waiver of Jury Trial”), Section 4.6 (“Court-Ordered Interim Relief”) and Section 4.14 (“Interpretation”) of the Indemnification and Reimbursement Agreement are hereby incorporated herein by reference and shall apply mutatis mutandis.

(g) Certain Acknowledgments. Concurrently with or promptly following the execution of this Agreement, Resideo Parent plans to publicly announce its intention to spin-off its ADI Global Distribution business, and Resideo Parent represents that such business does not utilize any of the Licensed Trademarks (as defined in the Trademark License Agreement, dated as of October 19, 2018, by and between Resideo Parent and Honeywell (as amended, restated, supplemented or otherwise modified from time to time, the “Trademark License Agreement”)) or other intellectual property subject to the Other License Agreements (as defined below) (in each case other than in connection with the distribution of products manufactured by or on behalf of the Products & Solutions business of Resideo Parent). The Parties acknowledge and agree that, from and after and subject to the occurrence of the Closing, (A) any such spin-off or Change of Control (as defined in the Trademark License Agreement) of the ADI Global Distribution business shall have no impact on, or give rise to the right of any party thereto to exercise any rights pursuant to, the Trademark License Agreement, except that the Subsidiaries of Resideo Parent that cease to be wholly-owned by Resideo Parent in connection with such spin-off (including those that own and operate the ADI Global Distribution business) shall cease to have any rights under the Trademark License Agreement pursuant to Section 9.2(b) thereof and, for the avoidance of doubt, no rights under the Trademark License Agreement may be assigned in connection with such spin-off or Change of Control, and any purported assignment shall be null and void, and (B) any such spin-off or Change of Control (as defined in any Other License Agreements) of the ADI Global Distribution business shall have no impact on, or give rise to the right of any party thereto to exercise any rights pursuant to, such Other License Agreements, except that (x) the Affiliates of Resideo Parent that undergo a Change of Control (as defined in any Other License Agreements) in connection with such spin-off (including those that own and operate the ADI Global Distribution business) shall cease to have any rights under such Other License Agreements pursuant to Section 7.2(b) of each such agreement and, for the avoidance of doubt, no rights under any such Other License Agreements may be assigned in connection with such spin-off or Change of Control, and any purported assignment shall be null and void and (y) the license to Resideo Parent and each of its Affiliates under Honeywell Content (as defined in the IPLA (as defined below)) set forth in Section 3.5(a) of the IPLA shall automatically terminate upon the consummation of such spin-off or Change of Control of the ADI Global Distribution business in accordance with Section 3.5(c) of the IPLA. For the avoidance of doubt, Honeywell reserves all rights under the Indemnification and Reimbursement Agreement until the Closing and thereafter reserves all rights in respect of the Surviving Provisions thereof. For purposes hereof, “Other License Agreements” means (1) that certain Patent Cross-License Agreement between Honeywell and Resideo Parent dated as of October 18, 2018, as amended, and (2) that certain Intellectual Property Cross-License Agreement between Honeywell and Resideo Parent dated as of October 26, 2018, as amended (the “IPLA”).

(h) Survival. The Parties, intending to modify any applicable statute of limitations, hereby agree that the representations and warranties of the Parties contained in this Agreement will survive for a period of three (3) years following the date of Closing. Except as provided in Section 7(b), none of the covenants of any Party required to be performed by such Party during the period prior to Closing will survive the Closing. The covenants and agreements set forth in this Agreement that by their terms are required to be performed in whole or in part after the Closing will survive the Closing until they have been performed or satisfied.

(i) Further Assurances. Each Party shall execute and cause to be delivered to each other Party such instruments and other documents, and shall take such other actions, as such other Party may reasonably request (prior to, at or after the Termination Payment) for the purpose of carrying out or evidencing the Termination Payment and the consummation of the other transactions contemplated hereby, including the termination of the Indemnification and Reimbursement Agreement and the Guarantees.

(j) Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (1) if delivered by hand, when delivered; (2) if sent via an international courier service, upon receipt or upon refusal to accept delivery; and (3) if sent by email, when sent, provided that (i) the subject line of such email states that it is a notice delivered pursuant to this Agreement and (ii) the sender of such email does not receive a written notification of delivery failure. All notices and other communications hereunder shall be delivered to the address or email address set forth beneath the name of such Party below (or to such other address, or email address as such Party shall have specified in a written notice given to the other Parties):

If to Honeywell:

Honeywell International Inc. 300 South Tryon Street Charlotte, NC 28202
Attention:	Su Ping Lu, Jimmy Steinberg, Jake Wasserman
Email:	Suping.lu@honeywell.com, jimmy.steinberg@honeywell.com, jake.wasserman@honeywell.com with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006
Attention:	Craig B. Brod, Amy R. Shapiro, Kimberly R. Spoerri, Helena K. Grannis
Email:	cbrod@cgsh.com, ashapiro@cgsh.com, kspoerri@cgsh.com, hgrannis@cgsh.com

If to Resideo Parent, RIH or any Guarantor:

Resideo Technologies, Inc. 16100 N. 71st Street, Suite 550 Scottsdale, AZ 85254
Attention:	Jeannine J. Lane, General Counsel
Email:	Jeannine.Lane@Resideo.com

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019
Attention:	Russell L. Leaf, Jared Fertman, Tej Prakash
Email:	rleaf@willkie.com, jfertman@willkie.com, tprakash@willkie.com

(k) Counterparts. This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party. This Agreement may be executed by facsimile or PDF signature and scanned and exchanged by electronic mail, and such facsimile or PDF signature or scanned and exchanged copies shall constitute an original for all purposes. This Agreement contains the entire agreement among the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings among the Parties with respect to the subject matter hereof other than those set forth or referred to herein.

(l) Headings. The headings used in this Agreement are for the purpose of reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

(m) Capitalized Terms. Capitalized terms that are used but not defined in this Agreement have the definition set forth in the Indemnification and Reimbursement Agreement.

(n) Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

(o) Debt Financing Sources. Notwithstanding anything herein to the contrary, no Debt Financing Sources shall have any liability or obligation to Honeywell or its Subsidiaries with respect to any claim or cause of action (whether in tort, in law, or in equity or otherwise) relating to (1) this Agreement or the transactions contemplated hereunder, (2) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (3) any breach or violation of this Agreement or (4) any failure of the transactions contemplated hereunder to be consummated. For the avoidance of doubt, this Section 8(o) does not limit or affect any rights or remedies that Resideo Parent or RIH may have against the Debt Financing Sources pursuant to the terms and conditions of the Debt Commitment Letter.

(p) Termination Payment Reinstatement. If the Termination Payment is ever avoided, rescinded, set aside or must otherwise be returned or repaid by Honeywell, whether in bankruptcy, reorganization, insolvency or similar proceedings involving Resideo Parent or any of its Subsidiaries, then such portion of the Termination Payment to be returned or repaid by Honeywell in such circumstance shall immediately be reinstated, without need for any action by any Person, and shall be jointly and severally enforceable against Resideo Parent or any of its then-existing Subsidiaries so long as such Person is a Subsidiary of Resideo Parent, or such Person was a Subsidiary of Resideo Parent and only ceased to be such a Subsidiary as a result of any transaction that was carried out for the purpose of circumventing such Subsidiary’s obligations hereunder, and their respective successors and assigns as if such payment had never been made.

(q) Third-Party Beneficiaries. It is specifically intended that the Debt Financing Sources, with respect to this Section 8(q), Section 8(f) (solely with respect to the reference to Section 4.5 of the Indemnification and Reimbursement Agreement therein), and Section 8(o), are express third-party beneficiaries of this Agreement.

[Signature Pages to Agreement Follow]

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized officers to execute this Agreement as of the date first written above.

HONEYWELL INTERNATIONAL INC.

By:	/s/ Jimmy Steinberg
Name: Jimmy Steinberg
Title: Senior Vice President

RESIDEO TECHNOLOGIES, INC.

By:	/s/ Jeannine J. Lane
Name: Jeannine J. Lane
Title: Executive Vice President, General Counsel and Corporate Secretary

RESIDEO INTERMEDIATE HOLDING INC.

By:	/s/ Jeannine J. Lane
Name: Jeannine J. Lane
Title: Secretary

[Signature Page to Agreement]

GUARANTORS:

RESIDEO FUNDING INC.

By:	/s/ Jeannine J. Lane
Name: Jeannine J. Lane
Title: Secretary

RESIDEO LLC

By:	/s/ Jeannine J. Lane
Name: Jeannine J. Lane
Title: Secretary

RESIDEO INC.

By:	/s/ Jeannine J. Lane
Name: Jeannine J. Lane
Title: Secretary

ALARMNET, INC.

By:	/s/ Jeannine J. Lane
Name: Jeannine J. Lane
Title: Secretary

ELECTRONIC CUSTOM DISTRIBUTORS, INC.

By:	/s/ Jeannine J. Lane
Name: Jeannine J. Lane
Title: Secretary

BRK BRANDS, LLC

By:	/s/ Jeannine J. Lane
Name: Jeannine J. Lane
Title: Secretary

[Signature Page to Agreement]

SNAP ONE HOLDINGS CORP.

By:	/s/ Jeannine J. Lane
Name: Jeannine J. Lane
Title: Secretary

SUNBRITE HOLDING CORPORATION

By:	/s/ Jeannine J. Lane
Name: Jeannine J. Lane
Title: Secretary

SUNBRITETV LLC

By:	/s/ Jeannine J. Lane
Name: Jeannine J. Lane
Title: Secretary

SNAP ONE, LLC

By:	/s/ Jeannine J. Lane
Name: Jeannine J. Lane
Title: Secretary

[Signature Page to Agreement]